                                                  December 18, 1994


                       Rockefeller Center Properties, Inc.
                           1270 Avenue of the Americas
                            New York, New York 10020


Whitehall Street Real Estate
   Limited Partnership V
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

Dear Ladies and Gentlemen:

          This letter (the "Letter Agreement") will confirm the agreement of Rockefeller Center Properties, Inc. (the "Company"), Whitehall Street Real Estate Limited Partnership V ("Whitehall") and Goldman, Sachs & Co. ("GS") regarding members of the Company's Board of Directors and certain other matters. The Company acknowledges that the agreements contained herein constitute an integral part of the transactions (the "Transactions") described in the letter, dated November 17, 1994, from GS and Whitehall to the Company and that the Company's obligations hereunder constitute additional consideration for Whitehall and GS to enter into the Transactions.

          Immediately after the consummation of the Transactions including funding of the Floating Rate Notes and the 14% Debentures (the "Closing"), the Company shall cause one member of the Board of Directors to resign from the Company's Board of Directors and shall cause the Company to fill the vacancy created by the resignation of such member of the Board of Directors with Mr. Daniel M. Neidich, or another individual designated by GS not less than 5 business days prior to the date of the Closing and not reasonably disapproved by the Board of Directors of the Company.

          In addition, for so long as GS, its affiliates and/or Whitehall shall collectively beneficially own shares of Common Stock, par value $0.01, of the Company (the "Shares"), warrants issued pursuant to the Warrant Agreement, dated as of December 18, 1994 (the "Warrants"), and/or stock appreciation rights issued pursuant to the Stock Appreciation Rights Agreement, dated as of December 18, 1994 (the "SARs"), which constitute (assuming that all of the then outstanding SARs have been exchanged for Warrants and that such number of Warrants, in addition to the Warrants then held by GS, its affiliates and/or Whitehall, have been exercised for Common Stock) in the aggregate in excess of five percent (5%) of the Shares then outstanding assuming all outstanding Warrants have been exercised and all outstanding SARs have been converted into Warrants and such Warrants have been exercised, the Company shall use its best efforts to cause the Board of Directors of the Company to include one member designated by GS, who shall not be reasonably disapproved by the Company (the "GS Nominee") and shall use its best efforts to cause each committee

Whitehall Street Real Estate            2
  Limited Partnership V


of the Board of Directors of the Company to include such GS Nominee, such best efforts to include the following: (i) recommending the GS Nominee to the shareholders of the Company as a nominee to the Company's Board of Directors,
(ii) not hindering the nomination or election of the GS Nominee to the Company's Board of Directors, (iii) designating the GS Nominee, if elected to the Board of Directors of the Company, as a member of each Board committee currently existing and (iv) ensuring that such GS Nominee is appointed to any committee created after the date hereof (except for any temporary committee of independent directors in respect of which the GS Nominee is not considered independent).
For purposes of this Letter Agreement, the determination of "beneficially own" shall be made in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In addition, GS and its affiliates shall be deemed to have met the 5% test if the Company shall have taken any action (other than any action to which GS or its affiliates shall have consented) that had the effect of reducing the beneficial ownership of GS and its affiliates so that such threshold was not met.

          The Company also hereby agrees that, during the period specified in the preceding paragraph, without the consent of the GS Nominee, the Board of Directors of the Company will not (i) amend any provision of the Company's bylaws relating to the size of the Board of Directors, to the removal of members of the Board of Directors, or to vacancies on the Board of Directors, (ii) to the extent authorized to amend the Company's Certificate of Incorporation without the vote of the Company's stockholders, amend the Company's Certificate of Incorporation with respect to the matters specified in (i) above, (iii) recommend to the Company's stockholders an amendment to the Company's Certificate of Incorporation or bylaws relating to the matters specified in (i) above, (iv) remove the GS Nominee other than for cause, in which event such vacancy shall be filled with a new GS Nominee, or (v) change the size of the Board of Directors.

          It is understood that the Transactions as set forth in the relevant definitive documentation, if any (including all transactions contemplated thereby, which shall include without limitation any subsequent sale or other transfer, exercise or exchange of any securities of the Company issued and to be issued in connection therewith in accordance with their respective terms and conditions), are not subject to the restrictions set forth in Article Eighth of the Company's Certificate of Incorporation by virtue of the approval by the "Continuing Directors" (as such term is defined in such Article Eighth) of the Transactions and that no subsequent approval of the Continuing Directors is required in connection therewith; IT BEING UNDERSTOOD that nothing contemplated or permitted by the Transactions (including fluctuations in beneficial ownership of the shares or any other Voting Stock (as defined in Article Eighth of the Company's Certificate of Incorporation)) shall be deemed to make Whitehall, GS or any of its affiliates an Acquiring Person (as defined in Article Eighth of the Company's Certificate of Incorporation); and IT BEING FURTHER UNDERSTOOD that nothing

Whitehall Street Real Estate            3
  Limited Partnership V


herein is intended to constitute the approval of any Business Combination (as defined in Article Eighth of the Company's Certificate of Incorporation) not included within the Transactions.

          Promptly after the Warrants and the SARs shall have become exercisable pursuant to their terms, the Company will amend its bylaws to provide that, unless a different vote is specified in the General Corporation Law of Delaware or in the Company's Certificate of Incorporation, a vote of 62.5% of the then outstanding voting power of the Company shall be required to approve any action submitted to the stockholders of the Company (other than the election of directors or ratification of appointment of auditors) if less than 62.5% of the Warrants and the SARs have approved of such action as provided in the Warrant Agreement; PROVIDED, HOWEVER, that the Warrant and SAR holders shall appoint a representative and shall have given the Company notice of such appointment for the purpose of polling the holders of the Warrants and the SARs in respect of any such action who shall respond to the Company with respect to any such action within five business days of the date of receipt the notice from the Company as to any such action (IT BEING UNDERSTOOD that if no such response is made in such time period, all of the holders of the Warrants and SARs shall be deemed to have consented to the proposed action). For so long as at least 2% of the aggregate amount of SARs and Warrants initially issued are outstanding, the Company will not submit to stockholders for their approval any item that is not required to be submitted by the General Corporation Law of Delaware, the Company's Certificate of Incorporation and bylaws, the rules and regulations of the Securities and Exchange Commission or the fiduciary duty of the Directors of the Company as advised by counsel regularly engaged in Delaware corporate matters other than any proposal to eliminate or relax the Limit contained in Article Ninth (A) of the Company's Certificate of Incorporation.

          The Company hereby acknowledges that, in view of the unique nature of the Transactions, the violation of this Letter Agreement by the Company would not be compensable in monetary damages and in the event that a court of competent jurisdiction determines that the Company has breached the terms of this Letter Agreement, Whitehall and GS shall be entitled to the remedy of injunctive relief, including specific performance and the Company will not oppose the granting of injunctive relief. The Company acknowledges that the provisions of this Letter Agreement shall inure to the benefit of all Warrant and SAR holders.

          This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for principles of conflicts of law.

          If the foregoing correctly reflects our understanding, please confirm your acceptance by executing the enclosed counterpart of this Letter Agreement and return it to

Whitehall Street Real Estate            4
  Limited Partnership V


the undersigned, whereupon it will become a binding agreement among the parties hereto in accordance with its terms.

                                        Very truly yours,

                                        ROCKEFELLER CENTER PROPERTIES, INC.



                                        By: /s/ Richard M. Scarlata
                                           ----------------------------------
                                            Richard M. Scarlata
                                            President

The foregoing is hereby
confirmed:

WHITEHALL STREET REAL ESTATE
  LIMITED PARTNERSHIP V

By:  W.H. Advisors, L.P. V.
       General Partner

By:  W.H. Advisors, Inc. V.
       General Partner



By:     /s/ Daniel M. Neidich
     ------------------------------
     Name:  Daniel M. Neidich
     Title: President


     /s/ Goldman, Sachs & Co.
     ------------------------------
     (Goldman, Sachs & Co.)